UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2008

Embarq Corporation

(Exact name of registrant as specified in charter)

Delaware	001-32732	20-2923630
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

5454 W.110th Street, Overland Park, Kansas	66211
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (913) 323-4637

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Entry into an Amendment to the Employment Agreement among Embarq Corporation, Thomas A. Gerke and CenturyTel, Inc.

Embarq Corporation (“Embarq”), Thomas A. Gerke, the Chief Executive Officer of Embarq, and CenturyTel, Inc. (“CenturyTel”), a Louisiana corporation, have entered into an amendment (the “Amendment”) dated as of October 26, 2008 to Mr. Gerke’s Employment Agreement with Embarq dated as of March 3, 2008 (the “Employment Agreement”) in connection with the Agreement and Plan of Merger among Embarq, CenturyTel and Cajun Acquisition Company, a Delaware corporation and wholly owned subsidiary of CenturyTel (the “Merger Agreement”). The Amendment provides that the obligations of Embarq under the Employment Agreement become the obligations of the Surviving Company (as defined in the Merger Agreement) upon the closing of the transaction contemplated by the Merger Agreement (the “Transaction”).

Following the Closing Date (as defined in the Merger Agreement), Mr. Gerke will serve as Vice Chairman of CenturyTel and will report directly and exclusively to the Chief Executive Officer of CenturyTel. Mr. Gerke’s base salary, annual incentive compensation, equity compensation and benefits for the employment period will be no less favorable than those contemplated in the Employment Agreement.

Under the Employment Agreement and the Amendment, the Transaction will constitute a Change in Control (as defined in the Employment Agreement) and the change in Mr. Gerke’s position and duties will constitute CIC Good Reason (as defined in the Employment Agreement). The Amendment provides that Mr. Gerke will be permitted to provide notice of termination of employment for CIC Good Reason only during the 60-day period commencing on the first anniversary of the Closing Date (rather than the 60-day period commencing on the Closing Date), and such termination will only be effective for an actual termination of employment that occurs at least 60 days and no more than 180 days after the first anniversary of the Closing Date. Upon such a termination of employment, Mr. Gerke will be entitled to receive from CenturyTel the payments, benefits and other severance entitlements provided for under the Employment Agreement following a termination for CIC Good Reason.

If, prior to the 60th day following the first anniversary of the Closing Date, Mr. Gerke is terminated by CenturyTel for any reason other than for Cause (as defined in the Employment Agreement) or resigns for a Non-CIC Good Reason (as defined in the Employment Agreement and as modified by the Amendment), then Mr. Gerke will continue to receive through the 60th day following the first anniversary of the Closing Date, base salary, annual incentive compensation, equity compensation and benefits no less favorable than had he continued in employment through that date, as well as the payments, benefits and other severance entitlements that he would have received under the Employment Agreement following a termination for CIC Good Reason.

The Amendment generally only becomes effective upon the closing of the Transaction.

A copy of the Amendment is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	Amendment to the Employment Agreement between Thomas A. Gerke, Embarq Corporation and CenturyTel, Inc. dated October 26, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Embarq Corporation

Date: October 29, 2008	By:	/s/ Claudia S. Toussaint
Claudia S. Toussaint
General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amendment to the Employment Agreement among Thomas A. Gerke, Embarq Corporation and CenturyTel, Inc. dated October 26, 2008